Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189449

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 28, 2013)

Memorial Production Partners LP

4,661,663 Common Units

Representing Limited Partner Interests

All of the common units offered by this prospectus supplement are being sold by MRD Holdco LLC (the “selling unitholder”). We will not receive any of the proceeds from this offering.

Our common units are listed on the NASDAQ Global Market under the symbol “MEMP.” On April 8, 2015, the last reported sales price of our common units was $17.36.

Investing in our common units involves risks. Limited partnership interests are inherently different from corporations. Read “Risk Factors” beginning on page S-10 of this prospectus supplement and beginning on page 1 of the accompanying base prospectus.

	Per Common Unit	Total
Public offering price	$16.60	$77,383,606
Underwriting discount	$0.28	$1,305,266
Proceeds, before expenses, to the selling unitholder	$16.32	$76,078,340

The underwriters have been granted a 30-day option to purchase up to an additional 699,249 common units from the selling unitholder on the same terms and conditions as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about April 14, 2015.

Goldman, Sachs & Co.	UBS Investment Bank

Prospectus Supplement dated April 9, 2015.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units. We, the selling unitholder and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling unitholder are not, and the underwriters are not, making an offer to sell common units in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

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None of Memorial Production Partners LP, the selling unitholder, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common units. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-22 of this prospectus supplement.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information included in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through drilling and property acquisitions;

•	drilling locations;

•	oil and natural gas reserves;

•	technology;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flows and liquidity;

•	ability to procure drilling and production equipment;

•	ability to procure oil field labor;

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•	planned capital expenditures and the availability of capital resources to fund capital expenditures;

•	ability to access capital markets;

•	marketing of oil, natural gas and NGLs;

•	expectations regarding general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	expectations regarding governmental regulation and taxation;

•	expectations regarding distributions and distribution rates;

•	expectations regarding developments in oil-producing and natural-gas producing countries; and

•	plans, objectives, expectations and intentions.

These types of statements, other than statements of historical fact included in this prospectus supplement, are forward-looking statements. These forward-looking statements may be found in “Summary,” “Risk Factors” and other sections included in this prospectus supplement and other information incorporated by reference into this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology. These statements discuss future expectations, contain projections of results of operations or of financial condition or include other “forward-looking” information. These forward-looking statements involve risks and uncertainties. Important factors that could cause our actual results or financial condition to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	our ability to generate sufficient cash to pay the minimum quarterly distribution or any other amount on our common units;

•	our substantial future capital requirements, which may be subject to limited availability of financing;

•	the uncertainty inherent in the development and production of oil and natural gas and in estimating reserves;

•	our need to make accretive acquisitions or substantial capital expenditures to maintain our declining asset base;

•	our ability to access funds on acceptable terms, if at all, because of the terms and conditions governing our indebtedness;

•	potential shortages of, or increased costs for, drilling and production equipment and supply materials for production, such as CO2;

•	potential difficulties in the marketing of, and volatility in the prices for, oil and natural gas;

•	uncertainties surrounding the success of our secondary and tertiary recovery efforts;

•	competition in the oil and natural gas industry;

•	general political and economic conditions, globally and in the jurisdictions in which we operate;

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•	the impact of legislation and governmental regulations, including those related to climate change, hydraulic fracturing and our status as a partnership for federal income tax purposes;

•	the risk that our hedging strategy may be ineffective or may reduce our income;

•	the cost and availability of insurance as well as operating risks that may not be covered by an effective indemnity or insurance;

•	actions of third-party co-owners of interest in properties in which we also own an interest; and

•	risks related to potential acquisitions, including our ability to make acquisitions on favorable terms or to integrate acquired properties.

The forward-looking statements contained in this prospectus and the documents incorporated by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and the documents incorporated in this prospectus by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events or circumstances described in any forward-looking statement will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement, page 1 of the accompanying base prospectus and elsewhere in this prospectus, including the documents incorporated by reference herein. All forward-looking statements speak only as of the date on which they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

As used in this prospectus supplement, unless we indicate otherwise:

•	“Memorial Production Partners,” “the Partnership,” “we,” “our,” “us” or like terms refer to Memorial Production Partners LP individually and collectively with its subsidiaries, as the context requires;

•	“our general partner” refers to Memorial Production Partners GP LLC, our general partner;

•	“Memorial Resource” refers collectively to Memorial Resource Development Corp. and its subsidiaries other than the Partnership and its subsidiaries;

•	“MRD LLC” refers to Memorial Resource Development LLC, which is the predecessor of Memorial Resource;

•	“MRD Holdco” refers to MRD Holdco LLC, which is the selling unitholder and together with a group controls Memorial Resource;

•	“the Funds” refers collectively to Natural Gas Partners VIII, L.P., Natural Gas Partners IX, L.P. and NGP IX Offshore Holdings, L.P.;

•	“NGP” refers to Natural Gas Partners. The Funds, which are three of the private equity funds managed by NGP, control MRD Holdco; and

•	“Bairoil Properties” refers to certain oil and natural gas liquids properties in Wyoming that we acquired from Merit Energy Company LLC and certain of its affiliates on July 1, 2014.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all the information that may be important to you or that you may wish to consider before investing in the common units. You should read carefully the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and the terms of this offering, as well as the tax and other considerations that are important to you in making your investment decision. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and beginning on page 1 of the accompanying base prospectus and found in the documents incorporated by reference herein for information regarding risks you should consider before investing in our common units.

All references to our pro forma estimated proved reserves and our pro forma average net production give effect to the Property Swap, as described under “—Recent Developments—Property Swap,” as of the date or for the entirety of the period presented. As used herein, our pro forma estimated proved reserves, which we refer to as our “Pro Forma Reserves,” represent the sum of (i) our total estimated proved reserves as of December 31, 2014 minus the estimated proved reserves of the properties disposed of in the Property Swap as of December 31, 2014 and (ii) the estimated proved reserves of the properties acquired in the Property Swap as of December 31, 2014. Our estimated proved reserve information as of December 31, 2014 is primarily based on the reserve report for our properties prepared by our internal reserve engineers and audited in part by Netherland, Sewell & Associates, Inc. (“NSAI”) and in part by Ryder Scott Company, L.P. (“Ryder Scott”), our independent reserve engineers, which is incorporated by reference herein. Our estimated proved reserve information for the assets acquired in the Property Swap as of December 31, 2014 is primarily based on the reserve report prepared by Memorial Resource’s internal reserve engineers and audited by NSAI.

Memorial Production Partners LP

Overview

We are a Delaware limited partnership focused on the ownership, acquisition and development of oil and natural gas properties in North America. Our assets consist primarily of producing oil and natural gas properties and are located in Texas, Louisiana, Colorado, Wyoming, New Mexico and offshore Southern California. Most of our oil and natural gas properties are located in large, mature oil and natural gas reservoirs with well-known geologic characteristics and long-lived, predictable production profiles and modest capital requirements. As of December 31, 2014, our Pro Forma Reserves were approximately 1,701 Bcfe, of which approximately 44% were natural gas and 57% were classified as proved developed reserves.

Recent Developments

Property Swap

On February 23, 2015, we and Memorial Resource completed a transaction in which we exchanged our oil and gas properties in North Louisiana and approximately $78 million in cash for Memorial Resource’s East Texas and non-core Louisiana oil and gas properties (the “Property Swap”). The Property Swap had an effective date of January 1, 2015.

Conversion of Subordinated Units

The subordination period for the 5,360,912 subordinated units ended on February 13, 2015. All of the subordinated units, which were owned by MRD Holdco, converted to common units on a one-to-one basis at the end of the subordination period.

MEMP Repurchase Program

In December 2014, the board of directors of our general partner authorized the repurchase of up to $150.0 million of our common units (“MEMP Repurchase Program”). Under the MEMP Repurchase Program, units may be repurchased and retired from time to time at our discretion on the open market. The MEMP Repurchase Program does not obligate us to repurchase any dollar amount or specific number of common units and may be discontinued at any time. Through February 1, 2015 we repurchased $41.4 million in common units, which represents a repurchase of 2,809,495 common units.

Distribution Payment

On February 12, 2015, we paid a $46.3 million cash distribution for the fourth quarter 2014 to our unitholders of record as of February 5, 2015, our general partner and the holders of our incentive distribution rights (“IDRs”). This distribution of $0.55 per unit represented an annualized amount of $2.20 per common unit, which is a 15.8% increase over our initial annualized distribution rate of $1.90 per unit.

Revolving Credit Facility

In connection with the semi-annual borrowing base redetermination by lenders under our revolving credit facility, the borrowing base under our revolving credit facility decreased from $1.44 billion to $1.3 billion. This reduction in the borrowing base is primarily the result of the deterioration of commodity prices in the oil and natural gas industry. The new borrowing base was effective March 24, 2015.

Our Properties

Our properties are located in Texas, Louisiana, Colorado, Wyoming, New Mexico and offshore Southern California and consist of large, mature oil and natural gas reservoirs. We believe our properties are well suited for our partnership because they have predictable production profiles, low decline rates, long reserve lives, modest capital requirements and substantial opportunities for further exploitation and development. The following table sets forth certain information with regard to our Pro Forma Reserves, pro forma well data and pro forma production data.

	Memorial Production Partners LP Pro Forma
	Estimated Net Proved Reserves(3)				Average Net Production	Average Reserve-to- Production Ratio(2) (years)	Producing Wells(5)
Region	Bcfe(1)	% Oil and NGL	% Natural Gas	% Proved Developed	MMcfe/d(4)		Gross	Net
East Texas/North Louisiana	793	29%	71%	49%	149.0	14.6	1,492	828
Rockies	557	91%	9%	61%	44.4	34.4	819	382
South Texas	190	32%	68%	79%	32.8	15.9	703	426
Permian Basin	87	96%	4%	51%	11.7	20.4	546	493
California	75	100%	—	69%	11.9	17.3	58	30

Total	1,701	56%	44%	57%	249.8	18.7	3,618	2,158

(1)	Determined using a ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.
(2)	The average reserve-to-production ratio is calculated by dividing our Pro Forma Reserves by the pro forma annualized average net production for the three months ended December 31, 2014.
(3)	Proved reserves were calculated at the reserve report dates and using the commodity prices set forth in the table below, which represent the unweighted average of the first-day-of-the-month prices for each of the twelve months immediately preceding the reserve report date set forth in the table below.
(4)	For the three months ended December 31, 2014.
(5)	As of December 31, 2014.

	Reserve Report as of Date	Estimated Net Proved Reserves(a) (Bcfe(b))	Commodity Prices
Properties			Natural Gas ($/MMBtu)	Oil ($/ Bbl)
Partnership (c)	12/31/14	1,434.4	4.35	91.48
Property Swap acquired properties (d)	12/31/14	266.9	4.35	91.48

(a)	Proved reserves were calculated at the reserve report dates and using the commodity prices set forth in the table above, which represent the unweighted average of the first-day-of-the-month prices for each of the twelve months immediately preceding the reserve report date set forth in the table above.
(b)	Determined using a ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.
(c)	Pro forma for the approximately 20 Bcfe estimated proved reserves of the properties disposed of in the Property Swap. Reserves were based on reserve reports prepared by our internal reserve engineers and audited by NSAI and Ryder Scott for the dates indicated, which are incorporated by reference herein.
(d)	Reserves for the properties acquired in the Property Swap were based on reserve reports prepared by Memorial Resource’s internal reserve engineers and audited by NSAI.

Our Business Strategies

Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders and, over time, to increase those quarterly cash distributions. To achieve our objective, we intend to execute the following business strategies:

•	Maintain and grow a stable production profile through accretive acquisitions and lower-risk development.

•	Exploit opportunities on our current properties and manage our operating costs and capital expenditures.

•	Utilize our relationship with Memorial Resource to gain access to and, from time to time, acquire from them producing oil and natural gas properties that meet our acquisition criteria.

•	Leverage our relationship with Memorial Resource to participate with them in acquisitions of third party producing properties and to increase the size and scope of our potential third-party acquisition targets.

•	Reduce exposure to commodity price risk and stabilize cash flows through a disciplined commodity hedging policy.

•	Maintain reasonable levels of indebtedness to permit us to opportunistically finance acquisitions.

For a more detailed description of our business strategies, please read “Item 1. Business—Business Strategies” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein.

Our Competitive Strengths

We believe that the following competitive strengths will allow us to successfully execute our business strategies and achieve our objective of generating and growing cash available for distribution:

•	Our diversified asset portfolio is characterized by long-lived reserves with low geologic risk, significant production history and predictable production decline rates.

•	Our relationship with Memorial Resource, which we believe (i) provides us with access to a portfolio of additional oil and natural gas properties that meet our acquisition criteria and (ii) helps us with access to and in the evaluation and execution of future acquisitions.

•	Our relationship with Memorial Resource, which provides us with extensive technical expertise in and familiarity with developing and operating oil and natural gas assets within our core focus areas.

•	Our substantial inventory of proved operated infill drilling, recompletion and development opportunities.

•	Our competitive cost of capital and financial flexibility.

•	Our management team’s extensive experience in the acquisition, development and successful integration of oil and natural gas assets.

For a more detailed discussion of our competitive strengths, please read “Item 1. Business—Competitive Strengths” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein.

Our Principal Business Relationships

Our Relationship with Memorial Resource

Memorial Resource is a publicly traded Delaware corporation focused on the exploration, development and acquisition of natural gas and oil properties. Memorial Resource is engaged in its business with the objective of growing its reserves, production and cash flows.

Memorial Resource owns all of the voting interests in our general partner, which owns 50% of our IDRs. Our general partner is party to an omnibus agreement with a wholly owned subsidiary of Memorial Resource and the Partnership in which Memorial Resource has agreed to provide the administrative, management and operational services that we believe are necessary to allow our general partner to manage, operate and grow our business.

As of December 31, 2014, Memorial Resource had total estimated proved reserves of approximately 1,632 Bcfe, primarily located in East Texas, North Louisiana and the Rockies. We believe that many of these properties are (or after additional capital is invested will become) suitable for us, based on our criteria that suitable properties consist of mature oil and natural gas reservoirs with long-lived, low-decline, predictable production profiles.

Because it is entitled to 50% of any cash distributed with respect to our IDRs and it controls our general partner, we believe Memorial Resource will be motivated to support the successful execution of our business strategy and will provide us with opportunities to pursue acquisitions that will be accretive to our unitholders. Memorial Resource views our partnership as part of its growth strategy, and we believe that Memorial Resource will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future. However, Memorial Resource regularly evaluates acquisitions and dispositions and may elect to acquire or dispose of properties in the future without offering us the opportunity to participate in those transactions. Although we believe Memorial Resource is incentivized to offer properties to us for purchase, Memorial Resource has no obligation to sell or offer properties to us.

Our Relationship with Natural Gas Partners and the Funds

Founded in 1988, NGP is a family of private equity investment funds organized to make investments in the energy and natural resources sectors. NGP is part of the investment platform of NGP Energy Capital Management, a premier investment franchise in the natural resources industry with $16.5 billion in cumulative committed capital under management since inception. The employees of NGP are experienced energy professionals with substantial expertise in investing in the oil and natural gas business. In connection with NGP’s business, these employees review a large number of potential acquisitions and are involved in decisions relating to the acquisition and disposition of oil and natural gas assets by the various portfolio companies in which NGP owns interests. We believe that our relationship with NGP, and its experience investing in oil and natural gas companies, provides us with a number of benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals who have experience in assisting the companies in which it has invested to meet their financial and strategic growth objectives. Although we may have the opportunity to make acquisitions as a result of our relationship with NGP, NGP has no legal obligation to offer to us (or inform us about) any acquisition opportunities, may decide not to offer any acquisition opportunities to us and is not restricted from competing with us, and we cannot say which, if any, of such potential acquisition opportunities we would choose to pursue.

The Funds, which are three of the private equity funds managed by NGP, collectively control MRD Holdco, which together with a group controls Memorial Resource. The Funds collectively indirectly own 50% of our IDRs. The remaining 50% of our IDRs is owned by our general partner, which is owned by Memorial Resource. Given this alignment of interests between NGP, the Funds, Memorial Resource and us, we believe we benefit from the collective expertise of NGP’s employees and their extensive network of industry relationships. However, neither NGP nor the Funds has any obligation to provide any such access or opportunities to us.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 500 Dallas Street, Suite 1800, Houston, Texas 77002, and our phone number is (713) 588-8300. Our website address is www.memorialpp.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (“SEC”) available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

Risk Factors

An investment in our common units involves risks. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and beginning on page 1 of the accompanying base prospectus and the other information incorporated by reference herein.

Our Ownership and Organizational Structure

The diagram below illustrates our ownership and organizational structure based on total units outstanding after giving effect to this offering and assumes that the underwriters exercise their option to purchase additional common units from the selling unitholder in full.

	Units	Ownership Interest
Common units	84,018,214	99.9%
General partner units	86,797	0.1%

Total	84,105,011	100%

(1)	The Funds collectively indirectly own 50% of our IDRs.
(2)	If the underwriters do not exercise their option to purchase additional common units, MRD Holdco will own 699,249 common units, or an approximately 0.8% limited partner interest, and the public unitholders will own 83,318,965 common units, or an approximately 99.1% limited partner interest.
(3)	Includes common units awarded under the Memorial Production Partners GP LLC Long-Term Incentive Plan.

The Offering

Common units offered by the selling unitholder	4,661,663 common units or 5,360,912 common units if the underwriters exercise in full their option to purchase additional common units.

Units outstanding after this offering	84,018,214 common units. In addition, following this offering, our general partner will own general partner units representing an approximate 0.1% general partner interest in us.

Use of proceeds	We will not receive any of the proceeds from the sale of common units by the selling unitholder. Please read “Use of Proceeds.”

Cash distributions	On February 12, 2015, we paid a $46.3 million cash distribution for the fourth quarter 2014 to our unitholders of record as of February 5, 2015, our general partner and the holders of our IDRs. This distribution of $0.55 per unit represented an annualized amount of $2.20 per common unit, which is a 15.8% increase over our initial annualized distribution rate of $1.90 per unit.

Within 45 days after the end of each quarter, we distribute our available cash from operations, after the establishment of cash reserves and the payment of fees and expenses and payments to our general partner and its affiliates, to unitholders of record on the applicable record date.

Assuming our general partner maintains its current approximate 0.1% general partner interest in us, our partnership agreement requires us to distribute all of our available cash each quarter, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding unit an amount above $0.54625.

If cash distributions to our unitholders exceed $0.54625 per common unit in any quarter, holders of our IDRs, including our general partner, will receive increasing percentages, up to 24.9%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions” in the accompanying base prospectus.

Estimated ratio of taxable income to distributions	We estimate that if our unitholders own the common units purchased in this offering through the record date for distributions for the period ending December 31, 2016, such unitholders will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to such unitholders with respect to that period. Please read “Material Tax Consequences” in this prospectus supplement for information regarding the bases for this estimate.

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences” in this prospectus supplement.

Agreement to be bound by the partnership agreement	By purchasing a common unit, you will be admitted as a unitholder of our partnership and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading symbol	Our common units are listed on the NASDAQ Global Market under the symbol “MEMP.”

RISK FACTORS

An investment in our common units involves risks. You should carefully consider all of the information contained under “Risk Factors” beginning on page 1 of the accompanying base prospectus, as well as the information contained under “Where You Can Find More Information,” including our Annual Report on Form 10-K for the year ended December 31, 2014, together with all of the other information included or incorporated by reference in this prospectus. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

USE OF PROCEEDS

We will not receive any of the net proceeds from the sale of the common units by the selling unitholder. We expect to incur approximately $100,000 of expenses in connection with this offering. The selling unitholder will pay all underwriting discounts and commissions in connection with this offering.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed and traded on the NASDAQ Global Market under the symbol “MEMP.” As reported by the NASDAQ Global Market, the following table shows the low and high sales prices per common unit for the periods indicated. Distributions are shown in the quarter for which they were paid.

	Common Unit Price Range		Cash Distributions
	High	Low
2015
2nd Quarter (through April 8, 2015)	$17.74	$15.87		(1)
1st Quarter	$18.71	$13.88		(1)

2014
4th Quarter	$22.36	$11.75	$0.5500
3rd Quarter	$24.31	$21.38	$0.5500
2nd Quarter	$24.75	$21.06	$0.5500
1st Quarter	$23.15	$20.16	$0.5500

2013
4th Quarter	$22.29	$19.30	$0.5500
3rd Quarter	$21.36	$18.19	$0.5500
2nd Quarter	$20.65	$18.16	$0.5125
1st Quarter	$20.12	$17.58	$0.5125

(1)	Distributions with respect to the first quarter of 2015 and the second quarter of 2015 have not been declared or paid.

The last reported sale price of our common units on the NASDAQ Global Market on April 8, 2015 was $17.36. As of April 7, 2015, there were approximately 133 holders of record of our common units.

SELLING UNITHOLDER

The following table sets forth certain information regarding the selling unitholder’s beneficial ownership of our common units before and after this offering, and the number of common units to be sold by the selling unitholder in this offering. The common units being offered hereby were received by the selling unitholder upon conversion of the subordinated units that were issued in connection with our initial public offering on December 14, 2011. The percentages of common units outstanding have been calculated based on 84,018,214 common units outstanding as of March 16, 2015. Beneficial ownership as shown in the table below has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of common units by this prospectus. Brokerage commissions and similar selling expenses attributable to the sale of common units will be borne by the selling unitholder.

The selling unitholder is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

The information in the table below is based on information provided by or on behalf of the selling unitholder. The number of common units being offered by the selling unitholder in the table below assumes that the underwriters exercise their option to purchase additional common units from the selling unitholder in full.

	Beneficial Ownership Prior to Offering (1)		Common Units to be Offered	Beneficial Ownership After Offering (1)
Name of Selling Unitholder	Number of Common Units	Percent		Number of Common Units	Percent
MRD Holdco LLC (2)	5,360,912	6.4%	5,360,912	—	—%

(1)	MRD Holdco, together with a group, controls Memorial Resource. Memorial Resource owns all of the voting interests in our general partner, which owns 50% of our IDRs.
(2)	MRD Holdco is controlled by Natural Gas Partners VIII, L.P. (“NGP VIII”), Natural Gas Partners IX, L.P. (“NGP IX”) and NGP IX Offshore Holdings, L.P. (“NGP IX Offshore”), which also collectively indirectly own 50% of our IDRs. NGP VIII, NGP IX and NGP IX Offshore may be deemed to share voting and dispositive power over the reported securities; thus, each may also be deemed to be the beneficial owner of these securities. Each of NGP VIII, NGP IX and NGP IX Offshore disclaims beneficial ownership of the reported securities in excess of such entity’s respective pecuniary interest in the securities. The address for the selling unitholder in this table is 500 Dallas Street, Suite 1800, Houston, Texas 77002.

We were formed by MRD LLC in April 2011 and Memorial Resource was formed by MRD LLC in January 2014. In June 2014, (i) the Funds contributed all of their interests in MRD LLC to MRD Holdco, after which MRD Holdco owned 100% of MRD LLC, and (ii) MRD LLC distributed certain assets, including all of the subordinated units that converted into the common units offered hereby, to MRD Holdco. In June 2014, MRD LLC contributed substantially all of its assets, including its interest in our general partner, to Memorial Resource in connection with Memorial Resource’s initial public offering. In addition, in connection with Memorial Resource’s initial public offering, the incentive units in MRD LLC, many of which were held by certain of our officers, were exchanged for substantially identical incentive units in MRD Holdco. Those incentive units entitle the holders thereof to portions of any distributions by MRD Holdco. In June 2014, MRD LLC merged into MRD Operating LLC, a subsidiary of Memorial Resource.

Following this offering, if the underwriters do not exercise their option to purchase additional common units, MRD Holdco will own 699,249 common units, or, if the underwriters exercise their option to purchase additional common units from the selling unitholder in full, MRD Holdco will not own any of our common units. MRD Holdco, together with a group, will continue to control Memorial Resource, which will continue to own 100% of our general partner, which owns 50% of our IDRs. Our general partner is party to an omnibus agreement with a wholly owned subsidiary of Memorial Resource and the Partnership in which Memorial Resource has agreed to provide the administrative, management and operational services that we believe are necessary to allow our general partner to manage, operate and grow our business. We have also engaged from time to time in certain purchase and sale transactions with Memorial Resource and/or its affiliates. For further information on our relationship with Memorial Resource, please read the documents referenced in “Where You Can Find More Information” on page S-22.

The selling unitholder, as an affiliate of Memorial Production Partners LP, is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result, is deemed to be making a primary offering of securities, indirectly, on our behalf.

MATERIAL TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Material Income Tax Consequences” beginning on page 31 of the accompanying base prospectus. Please also read “Item 1A. Risk Factors—Tax Risks to Unitholders” in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the tax risks related to purchasing and owning our common units. You are urged to consult with your own tax advisor about the federal, state, local, and foreign tax consequences peculiar to your circumstances.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2016, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current federal income tax law and federal income tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units;

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering; or

•	legislation is passed that would limit or repeal certain U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Please read “Material Income Tax Consequences—Tax Treatment of Operations—Recent Legislative Developments.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 (which will be adjusted for inflation in future years) of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Tax-Exempt Organizations and Other Investors

Ownership of common units by tax-exempt entities, regulated investment companies, and non-U.S. investors raises issues unique to such persons. Please read “Material Income Tax Consequences—Tax-Exempt Organizations and Other Investors” beginning on page 46 of the accompanying base prospectus.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each of Goldman, Sachs & Co. and UBS Securities LLC have agreed, severally and not jointly, to purchase, and the selling unitholder has agreed to sell to the underwriters, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Goldman, Sachs & Co.	2,796,998
UBS Securities LLC	1,864,665

Total	4,661,663

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling unitholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

The underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.15 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts and commissions that the selling unitholder is to pay to the underwriters in connection with this offering, shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	Paid by MRD Holdco LLC
	No Exercise	Full Exercise
Per common unit	$0.28	$0.28
Total	$1,305,266	$1,501,055

The expenses of the offering, not including the underwriting discount, are estimated at $100,000 and are payable by us.

Option to Purchase Additional Common Units

The underwriters have been granted an option, exercisable for 30 days after the date of this prospectus, to purchase up to 699,249 additional common units at the public offering price, less the underwriting discount. If the underwriters exercise this option from the selling unitholder, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter’s initial amount reflected in the above table.

Lock-up Agreements

We, our general partner and certain of its affiliates, including the directors and executive officers of our general partner, and the selling unitholder have agreed that we will not, directly or indirectly, offer, sell, short sell, contract to sell, pledge or otherwise dispose of any common units or securities convertible into or exchangeable or exercisable for common units, or enter into any derivative transaction with similar effect, for a period of 30 days after the date of this prospectus without the prior written consent of the underwriters. The restrictions described in this paragraph do not apply to:

•	the issuance of common units or any securities convertible or exchangeable into the common units as payment of any part of the purchase price for businesses that we acquire;

•	the sale of common units to the underwriters;

•	restricted common units issued by us under the long-term incentive plan or upon the exercise of options issued under the long-term incentive plan; or

•	certain transfers to affiliates and certain bona fide gifts.

The underwriters may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements. The underwriters do not have any present intent or any understanding to release all or any portion of the securities subject to these agreements.

Listing

The common units are approved for listing on the NASDAQ Global Market under the symbol “MEMP.”

Price Stabilization, Short Positions

Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell the common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of the common units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing units in the open market. In determining the source of the common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase the common units through the option to purchase additional common units. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing the common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the common units made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

The underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other financial services to us and our affiliates for which they have received, and may in the future receive, customary fees. Additionally, the underwriters and their affiliates have engaged, and may from time to time in the future engage, in transactions with us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Because FINRA views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

(a)	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

The validity of the common units offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld, LLP, Houston, Texas. Certain legal matters with respect to the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the selling unitholder by Akin Gump Strauss Hauer & Feld, LLP, Houston, Texas.

EXPERTS

The consolidated balance sheets of Memorial Production Partners LP as of December 31, 2014 and 2013, the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein from the Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the Bairoil Properties for the years ended December 31, 2013, 2012 and 2011 have been incorporated by reference herein from Exhibit 99.2 of the Current Report on Form 8-K filed with the SEC on March 24, 2015, in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimated quantities of our proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2014, December 31, 2013 and December 31, 2012 included and incorporated by reference in this prospectus supplement are based in part on a reserve report prepared by Netherland, Sewell & Associates, Inc. and in part on a reserve report prepared by our internal reserve engineers and audited by Netherland, Sewell & Associates, Inc. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

Estimated quantities of proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2014 included and incorporated by reference in this prospectus supplement are based in part on a reserve report prepared by our internal reserve engineers and audited by Ryder Scott Company, L.P. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. Our website is located at http://www.memorialpp.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus or the registration statement of which this prospectus forms a part. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: 500 Dallas Street, Suite 1800, Houston, Texas 77002, (713) 588-8300.

The SEC allows us to “incorporate by reference” certain information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

We incorporate by reference the documents listed below (excluding information deemed to be furnished and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Current Reports on Form 8-K filed on October 14, 2014, January 13, 2015 and March 24, 2015; and

•	The description of our common units contained in our Registration Statement on Form 8-A filed on December 5, 2011 (File No. 001-35364), and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus supplement any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the SEC), after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

Prospectus

Memorial Production Partners LP

12,422,206 Common Units

The securities to be offered and sold using this prospectus are currently issued and outstanding common units representing limited partner interests in Memorial Production Partners LP and common units issuable upon conversion of issued and outstanding subordinated units representing limited partner interests in Memorial Production Partners LP. The selling unitholder named in this prospectus may from time to time, in one or more offerings, offer and sell up to 12,422,206 common units, including 5,360,912 common units issuable upon conversion of 5,360,912 subordinated units. These common units and subordinated units were issued to the selling unitholder in connection with our initial public offering. For a more detailed discussion of the selling unitholder, please read “Selling Unitholder.”

The selling unitholder may sell these securities through ordinary brokerage transactions, directly to market makers or through any other means described in the section of this prospectus entitled “Plan of Distribution,” including through sales to underwriters or dealers (in which case this prospectus will be accompanied by a prospectus supplement listing any underwriters, the compensation to be received by the underwriters, and the total amount of money that the selling unitholder will receive in such sale after expenses of the offering are paid).

The selling unitholder may elect to sell all, a portion or none of the securities it offers hereby. The selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any fees, discounts or selling commissions due to brokers, dealers or agents. We will pay all of the other offering expenses. We will not receive any of the proceeds from any sale of the securities sold pursuant to this prospectus.

This prospectus describes only the general terms of these securities and the general manner in which the selling unitholder will offer the securities. The specific terms of any securities the selling unitholder offers will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which the selling unitholder will offer the securities and also may add, update or change information contained in this prospectus. In making offers and sales pursuant to this prospectus, the selling unitholder is deemed to be acting as an underwriter, and its offers and sales are deemed to be made indirectly on our behalf.

Our common units are traded on the NASDAQ Global Market under the trading symbol “MEMP.”

You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the Risk Factors beginning on page 1 of this prospectus and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus, including any information incorporated by reference herein, is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling unitholder named in this prospectus may, from time to time, offer and sell up to the number of common units representing limited partner interests set forth on the cover of this prospectus. This prospectus provides you with a general description of us and the securities offered by the selling unitholder under this prospectus.

Each time the selling unitholder sells securities with this prospectus, the selling unitholder is required to provide you with this prospectus and the related prospectus supplement containing specific information about the terms of a particular offering. A prospectus supplement may also add to, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

i

Unless the context otherwise requires, references in this prospectus to (i) “Memorial Production Partners LP,” “the partnership,” “we,” “our,” “us” or like terms refer collectively to Memorial Production Partners LP and its subsidiaries, (ii) our “general partner” refers to Memorial Production Partners GP LLC and (iii) “Memorial Resource” refers collectively to Memorial Resource Development LLC and its subsidiaries other than the partnership.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the offer and sale by the selling unitholder of the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the SEC’s public reference room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding information deemed to be furnished and not filed with the SEC), after the date on which such registration statement was initially filed with the SEC until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•

Current Reports on Form 8-K or Form 8-K/A filed on January 10, 2013, March 5, 2013, March 19, 2013, March 21, 2013, March 28, 2013, April 5, 2013, April 8, 2013, April 17, 2013, May 23, 2013, June 3, 2013 and June 19, 2013; and

•

the description of our common units in our registration statement on Form 8-A (File No. 001-35364) filed on December 5, 2011, and any subsequent amendment thereto filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

We make available free of charge on or through our website, http://www.memorialpp.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by visiting our website at http://www.memorialpp.com, or by writing or calling us at the following address.

Investor Relations

Memorial Production Partners LP

1301 McKinney, Suite 2100

Houston, Texas 77010

(713) 588-8350

ir@memorialpp.com

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements, including without limitation this prospectus and any prospectus supplement, may from time to time contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through drilling and property acquisitions;

•	drilling locations;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flows and liquidity;

•	ability to procure drilling and production equipment;

•	ability to procure oil field labor;

•	planned capital expenditures and the availability of capital resources to fund capital expenditures;

•	ability to access capital markets;

•	marketing of oil and natural gas;

•	expectations regarding general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	expectations regarding governmental regulation and taxation;

•	expectations regarding distributions and distribution rates;

•	expectations regarding developments in oil-producing and natural-gas producing countries; and

•	plans, objectives, expectations and intentions.

These types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements discuss future expectations, contain projections of results of operations or of financial condition or include other “forward-looking” information. These forward-looking statements involve risks and uncertainties. Important factors that could cause our actual results or financial condition to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	our ability to generate sufficient cash to pay the minimum quarterly distribution or any other amount on our common units;

•	our substantial future capital requirements, which may be subject to limited availability of financing;

•	the uncertainty inherent in the development and production of oil and natural gas and in estimating our reserves;

•	our need to make accretive acquisitions or substantial capital expenditures to maintain our declining asset base;

•	our ability to access funds on acceptable terms, if at all, because of the terms and conditions governing our indebtedness;

•	potential shortages of drilling and production equipment;

•	potential difficulties in the marketing of, and volatility in the prices for, oil and natural gas;

•	uncertainties surrounding the success of our secondary and tertiary recovery efforts;

•	competition in the oil and natural gas industry;

•	general political and economic conditions, globally and in the jurisdictions in which we operate;

•	the impact of legislation and governmental regulations, including those related to climate change, hydraulic fracturing and our status as a partnership for federal income tax purposes;

•	the risk that our hedging strategy may be ineffective or may reduce our income;

•	the cost and availability of insurance as well as operating risks that may not be covered by an effective indemnity or insurance;

•	actions of third-party co-owners of interest in properties in which we also own an interest; and

•	risks related to potential acquisitions, including our ability to make acquisitions on favorable terms or to integrate acquired properties.

These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that these forward-looking statements are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events or circumstances described in any forward-looking statement will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in the “Risk Factors” section of this prospectus and elsewhere in this prospectus and in any prospectus supplement, including the documents incorporated by reference herein or therein. Any forward-looking statement speaks only as of the date on which it is made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

v

ABOUT MEMORIAL PRODUCTION PARTNERS LP

We are a Delaware limited partnership formed in April 2011 by Memorial Resource to own, acquire and exploit oil and natural gas properties in North America. Our assets consist primarily of producing oil and natural gas properties principally located in South Texas, East Texas/North Louisiana and California.

Our principal executive offices are located at 1301 McKinney, Suite 2100, Houston, Texas 77010, and our telephone number is (713) 588-8300. Our website is located at http://www.memorialpp.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or connected to, our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein or therein.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholder named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common units.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including limited voting rights, please read “The Partnership Agreement.” Our common units are listed on the NASDAQ Global Market under the trading symbol “MEMP.”

Transfer Agent and Registrar

Duties

Wells Fargo Shareowner Services serves as registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates or to cover taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of their actions for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the indemnitee.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of our partnership agreement; and

•	gives the consents, acknowledgements and waivers contained in our partnership agreement.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing transfers of securities.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus forms a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Income Tax Consequences.”

With regard to the fiduciary duties of our general partner, please read the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those that may be included in the applicable prospectus supplement.

Organization and Duration

We were organized in April 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. However, our general partner may not cause us to engage in any business activity that it determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the ownership, acquisition, exploitation and development of oil and natural gas properties and the ownership, acquisition and operation of related assets, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.” Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest in us if we issue additional units. Our general partner’s 0.1% interest in us, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. To maintain its 0.1% general partner interest in us, our general partner will be entitled to make capital contributions in the form of common units based on the then-current market value of the contributed common units.

Limited Voting Rights

The following is a summary of the unitholder vote required for each of the matters specified below.

Various matters require the approval of a “unit majority,” which means:

•

during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, each voting as a separate class; and

•	after the subordination period, the approval of a majority of the outstanding common units.

By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period, our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment that requires a unit majority.

In voting their common units and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right. Please read “— Issuance of Additional Securities.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority, in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of our general partner	Prior to September 30, 2021, under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	Our general partner may transfer without a vote of our unitholders all, but not less than all, of its general partner interest in us to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all, or substantially all, of its assets, to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third-party prior to September 30, 2021. Please read “— Transfer of General Partner Units.”

Transfer of incentive distribution rights	No approval rights. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required. Please read “— Transfer of Ownership Interests in Our General Partner.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Moreover, under the Delaware Act, a limited partnership may also not make a distribution to a partner upon the winding up of the limited partnership before liabilities of the limited partnership to creditors have been satisfied by payment or the making of reasonable provision for payment thereof. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our operating subsidiary currently conducts business in Texas, Louisiana and California, and we may have operating subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of each of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our operating subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special limited voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

If we issue additional units in the future, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 0.1% general partner interest in us. Our general partner’s 0.1% general partner interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the aggregate percentage interest in us of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. To adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•

any amendment necessary to require our limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us and to provide for the ability of our general partner to redeem the units of any limited partner who fails to provide such statement, certification or other evidence;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or sale, exchange or other disposition of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of a unit majority. Finally, our general partner may consummate any merger, consolidation or conversion without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction will not result in a material amendment to our partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide our limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in us in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2021 without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2021, our general partner may withdraw as our general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.

Notwithstanding the information above, our general partner may withdraw as our general partner without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of our outstanding units may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including common units held by our general partner and its affiliates. The ownership of more than 33 1/3% of our outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner without cause and no units held by our general partner and its affiliates are voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the departing general partner’s general partner interest and incentive distribution rights for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the departing general partner’s general partner interest and incentive distribution rights for its fair market value.

In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and incentive distribution rights will automatically convert into common units equal to the fair market value of that interest as determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for the transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner units to another person, prior to September 30, 2021, without the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units or subordinated units to one or more persons without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owner of our general partner may sell or transfer all or part of its membership interest in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change the management of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses limited voting rights on all of its units. This loss of limited voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of our then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Income Tax Consequences — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special limited voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose limited voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. (This could occur, for example, if in the future we own interests in oil and natural gas leases on United States federal lands.) In order to avoid any cancellation or forfeiture, our general partner may require any limited partner or transferee to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

In addition, in such circumstance, we will have the right to acquire all (but not less than all) of the units held by such limited partner or non-citizen assignee. The purchase price for such units will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for such purchase, and such purchase price will be paid (in the sole discretion of our general partner) either in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 5% annually and will be payable in three equal annual installments of principal and accrued interest, commencing one year after the purchase date. Any such promissory note will also be unsecured and will be subordinated to the extent required by the terms of our other indebtedness.

Non-Taxpaying Assignees; Redemption

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units at their current market price held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status.

A non-taxpaying assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Pursuant to the omnibus agreement our general partner has entered into with Memorial Resource and the partnership, Memorial Resource has agreed, among other things, to provide the administrative, management, and acquisition advisory services that we believe are necessary to allow our general partner to manage, operate and grow our business, as well as the operating services that we believe are necessary to develop and operate our properties.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting and tax purposes, our fiscal year end is December 31.

We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. In addition, our general partner and its affiliates have the right to include such securities in a registration by us or any other unitholder, subject to customary exceptions. These registration rights continue for two years following any withdrawal or removal of our general partner. In addition, we are restricted from granting any superior piggyback registration rights during this two-year period. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts. In connection with any registration of this kind, we will indemnify the unitholders participating in the registration and their officers, directors and controlling persons from and against specified liabilities, including under the Securities Act or any applicable state securities laws.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business, which could include, but is not limited to, amounts reserved for capital expenditures, working capital and operating expenses;

•	comply with applicable law, any of our debt instruments or other agreements; or

•

provide funds for distributions to our unitholders (including our general partner) for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions on our common and subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for such quarter);

•

plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from borrowing (including working capital borrowings) made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from borrowing (including working capital borrowings) made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units, subordinated units and general partner units on a quarterly basis at least the minimum quarterly distribution of $0.4750 per unit, or $1.90 per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and payment of fees and expenses, including payments (or reserving for payment) of fees and expenses to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights

Currently, our general partner is entitled to 0.1% of all quarterly distributions that we make prior to our liquidation. Our general partner’s 0.1% interest in us is currently represented by 44,112 general partner units for allocation and distribution purposes. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in exchange for additional general partner units to maintain its current general partner interest. Our general partner’s 0.1% interest in our distributions will be reduced if we issue additional limited partner units in the future (other than the issuance of common units upon the conversion of outstanding subordinated units) and our general partner does not contribute a proportionate amount of capital to us in exchange for additional general partner units to maintain its general partner interest.

Our general partner also holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 25.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.54625 per unit per quarter. The maximum distribution of 25.0% includes distributions paid to our general partner on its 0.1% general partner interest and assumes that our general partner maintains its general partner interest at 0.1%. The maximum distribution of 25.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns. Natural Gas Partners VIII, L.P., Natural Gas Partners IX, L.P. and NGP IX Offshore Holdings, L.P., which we refer to collectively as the “Funds” and which are three of the private equity funds managed by Natural Gas Partners, or NGP, hold non-voting member interests in our general partner that entitle them collectively to 50.0% of all cash distributions received by our general partner in respect of the incentive distribution rights and any common units issued to our general partner in connection with a reset of the incentive distribution rights.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus

Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus. Operating surplus for any period consists of:

•	$30.5 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions, which include the following:

•	borrowings (including sales of debt securities) that are not working capital borrowings;

•	sales of equity interests; and

•	sales or other dispositions of assets outside the ordinary course of business;

provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid (including incremental incentive distributions) on equity issued to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as reserves or equipment) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital improvement, construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of; plus

•

cash distributions paid (including incremental incentive distributions) on equity issued to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap arrangements), or to pay construction period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	all of our operating expenditures (as described below) since the closing of our initial public offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $30.5 million that enables us, if we choose, to distribute as operating surplus $30.5 million cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including (as described above) certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement for expenses of our general partner and its affiliates, payments made in the ordinary course of business under interest rate and commodity hedge contracts, (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments (except as otherwise provided in our partnership agreement) and estimated maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•

repayment of working capital borrowings previously deducted from operating surplus pursuant to the provision described in the penultimate bullet point of the description of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	growth capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners; or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings (including sales of debt securities) other than working capital borrowings;

•	sales of our equity interests; and

•	sales or other dispositions of assets outside the ordinary course of business.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $30.5 million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as operating surplus up to this amount of cash we receive from non-operating sources such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but growth capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our asset base over the long term. We expect that a primary component of maintenance capital expenditures will be capital expenditures associated with the replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil and natural gas property. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of any replacement asset that is paid in respect of the period from such financing until the earlier to occur of the date that any such construction, replacement, acquisition or improvement of a capital improvement or construction replacement, acquisition or improvement of a capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of. Plugging and abandonment cost will also constitute maintenance capital expenditures. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus and adjusted operating surplus if we subtracted actual maintenance capital expenditures from operating surplus. To address this issue, our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures (including estimated plugging and abandonment costs) necessary to maintain our asset base over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by our general partner’s board of directors at least once a year, provided that any change is approved by the conflicts committee of our general partner’s board of directors. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for the quarter;

•	it will increase our ability to distribute as operating surplus cash we receive from non-operating sources;

•

in quarters where estimated maintenance capital expenditures exceed actual maintenance capital expenditures, it will be more difficult for us to raise our distribution above the minimum quarterly distribution, because the amount of estimated maintenance capital expenditures will reduce the amount of cash available for distribution to our unitholders, even in quarters where there are no corresponding actual capital expenditures; conversely, the use of estimated maintenance capital expenditures in calculating operating surplus will have the opposite effect for quarters in which actual maintenance capital expenditures exceed our estimated maintenance capital expenditures; and

•

it will reduce the likelihood that a large maintenance capital expenditure during a particular quarter will prevent our general partner’s affiliates from being able to convert some or all of their subordinated units to common units since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

Growth capital expenditures are those capital expenditures that we expect will increase our asset base over the long term. Examples of growth capital expenditures include the acquisition of reserves or equipment, the acquisition of new leasehold interest, or the development, exploitation and production of an existing leasehold interest, to the extent such expenditures are incurred to increase our asset base over the long term. Growth capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of such capital improvement during the period from such financing until the earlier to occur of the date any such capital improvement begins producing in paying quantities or is placed into service, as applicable, or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor growth capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of our undeveloped properties in excess of the maintenance of our asset base, but which are not expected to expand our asset base for more than the short term.

As described above, neither investment capital expenditures nor growth capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because growth capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset (such as equipment or reserves) during the period from such financing until the earlier to occur of the date any such capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or growth capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or growth capital expenditure by our general partner’s board of directors, based upon its good faith determination, subject to approval by the conflicts committee of our general partner’s board of directors.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4750 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Expiration of the Subordination Period

Except as described below under “— Early Conversion of Subordinated Units,” the subordination period will extend until the first business day after the distribution to unitholders in respect of any quarter ending on or after December 31, 2014 that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions payable with respect to a period of twelve consecutive quarters immediately preceding such date;

•

the “adjusted operating surplus” (as defined below) generated during the period of twelve consecutive quarters immediately preceding that date equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units that were outstanding during these periods payable with respect to such period on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Conversion of Subordinated Units

The subordination period will automatically terminate, and all of the subordinated units will convert into an equal number of common units, on the first business day after the distribution to unitholders in respect of any quarter ending on or after December 31, 2012, if the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaled or exceeded $0.59375 (125% of the minimum quarterly distribution) per quarter for the four quarter period immediately preceding that date;

•

the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $2.3750 (125% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units, in each case that were outstanding during such four quarter period on a fully diluted weighted average basis, and the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Effect of the Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. Common units will then no longer be entitled to arrearages.

Effect of the Expiration of the Subordination Period Following Removal of our General Partner

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner units into common units or to receive cash in exchange for such general partner units at the equivalent common unit fair market value.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding the amount described in the first bullet point under “— Operating Surplus and Capital Surplus — Operating Surplus”); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash from Operating Surplus During the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its current general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its current general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 0.1% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest if we issue additional units. Our general partner’s 0.1% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 0.1% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (14.9% and 24.9%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. The Funds collectively own, through non-voting membership interests in our general partner, 50.0% of the economic interest in our incentive distribution rights and of any common units issued to our general partner in connection with a reset of the incentive distribution rights.

The following discussion assumes that our general partner maintains its 0.1% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives a total of $0.54625 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.59375 per unit for that quarter (the “second target distribution”); and

•	thereafter, 75.0% to all unitholders, pro rata, and 25.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 0.1% general partner interest and assume there are no arrearages on common units and our general partner has contributed any additional capital to maintain its 0.1% general partner interest and our general partner has not transferred its incentive distribution rights.

	Total Quarterly Distribution per Unit	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.4750	99.9%	0.1%
First Target Distribution	above $0.4750 up to $0.54625	99.9%	0.1%
Second Target Distribution	above $0.54625 up to $0.59375	85.0%	15.0%
Thereafter	above $0.59375	75.0%	25.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the special committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right (if at all) to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following any reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 75.0% to all unitholders, pro rata, and 25.0% to our general partner.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	First, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•

Second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumption that our general partner maintains its current general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions as distributions from operating surplus, with 75.0% being paid to the holders of units and 25.0% to our general partner. The percentage interests shown for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters. In addition, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels by multiplying each by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner’s estimate of our aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in laws or interpretation) and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in laws or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 99.9% to the unitholders, pro rata, and 0.1% to our general partner, for each quarter of our existence;

•

fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence; and

•	thereafter, 75.0% to all unitholders, pro rata, and 25.0% to our general partner.

The percentage interests set forth above for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•

first, 99.9% to holders of subordinated units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 99.9% to the holders of common units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. If we make positive adjustments to the capital accounts upon the issuance of additional units, then our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Memorial Production Partners LP and our operating company.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds. In addition, this discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Akin Gump Strauss Hauer & Feld LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in available cash for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Akin Gump Strauss Hauer & Feld LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, production, transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Akin Gump Strauss Hauer & Feld LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Akin Gump Strauss Hauer & Feld LLP on such matters. It is the opinion of Akin Gump Strauss Hauer & Feld LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Akin Gump Strauss Hauer & Feld LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Akin Gump Strauss Hauer & Feld LLP relied include the following:

•	Neither we nor the operating company has elected or will elect to be treated as a corporation;

•

For each taxable year of our existence, more than 90% of our gross income has been and will be income that Akin Gump Strauss Hauer & Feld LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•

Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Akin Gump Strauss Hauer & Feld LLP has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Akin Gump Strauss Hauer & Feld LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Memorial Production Partners LP will be treated as partners of Memorial Production Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Memorial Production Partners LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans.”

Items of our income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Memorial Production Partners LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Memorial Production Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes,” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as

“nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholders’ tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The at-risk limitation applies on an activity-by-activity basis, and in the case of oil and natural gas properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or natural gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s oil and natural gas properties. It is uncertain how this rule is implemented in the case of multiple oil and natural gas properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or natural gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder were required to compute his at-risk amount separately with respect to each oil or natural gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his units as a whole.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Akin Gump Strauss Hauer & Feld LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions may be subject to ordinary income tax.

Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are the subject of a securities loan; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $179,500 (which will be adjusted for inflation in future years) of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%.

A 3.8% Medicare tax also applies to certain investment income earned by individuals, estates and trusts. For these purposes, investment income generally includes a unitholder’s allocable share of our income and any gain realized by a unitholder from a sale of units. In the case of an individual, the tax is imposed on the lesser of (i) the unitholder’s net investment income from all investments or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filed separately) or $200,000 (if the unitholder is single or in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. This election is irrevocable without the consent of the IRS unless there is a technical termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

Although Akin Gump Strauss Hauer & Feld LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the fair market value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Depletion Deductions

Subject to the limitations on deductibility of losses discussed above (please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs

We will elect to currently deduct intangible drilling and development costs (IDCs). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.”

Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 6% of our qualified production activities income that is allocated to such unitholder, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs

The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Depletion Deductions.”

Geophysical Costs

The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

Operating and Administrative Costs

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Recent Legislative Developments

Both President Obama’s budget proposal for the Fiscal Year 2014 and other recently introduced legislation recommended changes in federal income tax laws including the elimination of certain key U.S. federal income tax preferences relating to oil and natural gas exploration and development. Changes in the proposals include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for IDCs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units. In addition, the Obama Administration is considering, and the U.S. House of Representatives has introduced, legislation that would have provided for substantive changes to the definition of qualifying income and the treatment of certain types of income earned from profits interests in partnerships. It is possible that these legislative efforts could result in changes to the existing federal income tax laws that affect publicly traded partnerships. As previously proposed, we do not believe any such legislation would affect our tax treatment as a partnership. However, the proposed legislation could be modified in a way that could affect us. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and other unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 20%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, in the discretion of our general partner, gain or loss realized on a sale or other disposition of our assets or any other extraordinary items of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although there is no direct or indirect controlling authority on the issue, we intend to use our proration method because simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the safe harbor in the proposed regulations differs from the proration method we have adopted because the safe harbor would allocate tax items among the months based upon the relative number of days in each month, and could require certain tax items which our general partner may not consider extraordinary to be allocated to the month in which such items actually occur. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Akin Gump Strauss Hauer & Feld LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1 if the relief discussed below is unavailable) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Akin Gump Strauss Hauer & Feld LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Memorial Production Partners GP LLC, our general partner, as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or

$5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is not reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Louisiana, Texas and California. We may own property or do business in a number of jurisdictions in the future. Generally, each of the states in which we might do business, other than Texas, imposes a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements even if you do not live in those jurisdictions. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections of Unitholder Taxes.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

The personal tax consequences of an investment in us may vary among unitholders under the laws of pertinent jurisdictions and, therefore, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required of him. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN MEMORIAL PRODUCTION PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities (“IRAs”) established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Income Tax Consequences — Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that, with respect to the plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by the employee benefit plan are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

•

the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first two bullet points above.

In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

SELLING UNITHOLDER

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 12,422,206 common units representing limited partner interests in Memorial Production Partners LP, including 5,360,912 common units issuable upon conversion of 5,360,912 subordinated units representing limited partner interests in Memorial Production Partners LP, owned by Memorial Resource Development LLC, the selling unitholder. These common units and subordinated units were issued to the selling unitholder in connection with our initial public offering on December 14, 2011.

The selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any fees, discounts or selling commissions due to brokers, dealers or agents. We will pay all of the other offering expenses. We will not receive any of the proceeds from any sale of these securities sold pursuant to this prospectus.

The following table sets forth information relating to the selling unitholder based on information supplied to us by the selling unitholder on or prior to the time of the initial filing of the registration statement of which this prospectus is a part. We have not sought to verify such information. Information concerning the selling unitholder may change over time, and if necessary, we will supplement this prospectus accordingly. The selling unitholder may hold or acquire at any time common units or subordinated units that are convertible into common units in addition to those offered by this prospectus and may have acquired additional common units or subordinated units since the date on which the information reflected herein was provided to us. In addition, the selling unitholder may have sold, transferred or otherwise disposed of some or all of its common units or subordinated units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units or subordinated units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Assuming the sale of all common units beneficially owned by it and the common units underlying the subordinated units owned by it set forth in the table below, the selling unitholder will hold no units upon completion of the offering.

Name of Selling Unitholder	Common Units Owned Prior to Offering	Subordinated Units Owned Prior to Offering	Maximum Common Units Being Offered (Assuming Full Conversion of Subordinated Units)
Memorial Resource Development LLC (1)	7,061,294	5,360,912	12,422,206

(1)	Memorial Resource Development LLC is owned by Natural Gas Partners VIII, L.P. (“NGP VIII”), Natural Gas Partners IX, L.P. (“NGP IX”) and NGP IX Offshore Holdings, L.P. (“NGP IX Offshore”), which also collectively directly own, through non-voting membership interests in our general partner, 50% of the economic interest in our incentive distribution rights. NGP VIII, NGP IX and NGP IX Offshore may be deemed to share voting and dispositive power over the reported securities; thus, each may also be deemed to be the beneficial owner of these securities. Each of NGP VIII, NGP IX and NGP IX Offshore disclaims beneficial ownership of the reported securities in excess of such entity’s respective pecuniary interest in the securities. Memorial Resource Development LLC has pledged the common and subordinated units that it owns, as well as its ownership interest in our general partner, as security under its senior secured revolving credit facility in addition to certain other assets of Memorial Resource Development LLC. The address for the selling unitholder in this table is 1301 McKinney, Suite 2100, Houston, Texas 77010. There are no options, warrants or other rights or obligations outstanding that are currently exercisable or exercisable within 60 days into common or subordinated units.

In making offers and sales pursuant to this prospectus, the selling unitholder is deemed to be acting as an underwriter, and its offers and sales are deemed to be made indirectly on our behalf.

Our Relationship with the Selling Unitholder

We were formed by Memorial Resource in April 2011 to own, acquire and exploit oil and natural gas properties in North America. As of June 19, 2013, Memorial Resource controlled our general partner and owned approximately 18% of our outstanding common units, all of our subordinated units and 50% of the economic interest in our incentive distribution rights. As of June 19, 2013, Memorial Resource owned 100% of the voting membership interests in our general partner, the Funds owned non-voting membership interests in our general partner that entitle them collectively to 50% of all cash distributions and common units received by our general partner in respect of our incentive distribution rights, and our general partner owned an approximate 0.1% interest in us. Our general partner has entered into an omnibus agreement with Memorial Resource and us in which Memorial Resource has agreed to provide the administrative, management and operational services that we believe are necessary to allow our general partner to manage, operate and grow our business. We have also engaged from time to time in certain purchase and sale transactions with Memorial Resource and/or its affiliates. For further information on our relationship with Memorial Resource, please read the documents referenced in “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

The selling unitholder may sell securities described in this prospectus and any accompanying prospectus supplement through underwriters, through broker-dealers, through agents, directly to one or more purchasers, through a combination of any of the foregoing methods of sale, or through any other method permitted by applicable law.

In addition, the selling unitholder may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling unitholder may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

The selling unitholder may set the price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

The selling unitholder may change the price of the securities offered from time to time.

The selling unitholder may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

From time to time, the selling unitholder may pledge or grant a security interest in some or all of the securities in respect of which this prospectus is delivered. If the selling unitholder defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the securities from time to time by this prospectus. The selling unitholder also may transfer the securities in other circumstances. The number of securities beneficially owned by the selling unitholder will decrease as and when it transfers its securities or defaults in performing obligations secured by the securities. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, affiliates, other secured parties or other successors in interest will be selling unitholders for purposes of this prospectus.

Broker-dealers or other persons may receive discounts or commissions from the selling unitholder, or they may receive commissions from purchasers of common units for whom they acted as agents, or both. Any of such discounts or commissions might be in excess of those customary in the types of transactions involved. Broker-dealers or other persons engaged by the selling unitholder may allow other broker-dealers or other persons to participate in resales. The selling unitholder may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. If a broker-dealer purchases securities as a principal, it may resell the securities for its own account under this prospectus. A distribution of the securities by the selling unitholder may also be effected through the issuance by the selling unitholder or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

If the selling unitholder sells the securities in respect of which this prospectus is delivered in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The selling unitholder may also authorize underwriters acting as its agents to offer and sell the securities on a continuous at-the-market basis. In any such event described above in this paragraph, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.

If a prospectus supplement so indicates, the selling unitholder may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Agents, dealers or underwriters will not have any responsibility in respect of the validity of such arrangements or such institutional investors thereunder.

The aggregate proceeds to the selling unitholder from the sale of the securities will be the purchase price of the units less the aggregate agents’ discounts or commissions, if any, and other expenses of the distribution not borne by us. The selling unitholder and any agent, broker or dealer that participates in sales of securities offered by this prospectus may be deemed “underwriters” under the Securities Act and any profits, commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. The selling unitholder has advised us that it may agree to indemnify any agent, broker or dealer that participates in sales of securities against liabilities arising under the Securities Act from sales of such securities.

The selling unitholder may offer the common units covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Market, the existing trading market for our common units, or sales made to or through a market maker other than on an exchange. Underwriters and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Any of the selling unitholder’s underwriters or agents or any of either of their affiliates may be customers of, engage in transactions with and perform services for us, and/or the selling unitholder or its affiliates in the ordinary course of business.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

We have informed the selling unitholder that during such time as it may be engaged in a distribution of the common units covered by this prospectus it is required to comply with Regulation M under the Exchange Act. With exceptions, Regulation M prohibits the selling unitholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

We have informed the selling unitholder that it is legally required to deliver copies of this prospectus in connection with any sale of securities made under this prospectus in accordance with applicable prospectus delivery requirements.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus as well as the legal matters described under “Material Income Tax Consequences” will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the selling unitholder or underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated and combined balance sheets of Memorial Production Partners LP as of December 31, 2012 and 2011, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference from the Current Report on Form 8-K filed with the SEC on June 19, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 has been incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2012 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated and combined financial statements as of December 31, 2012 and 2011 and each of the years in the three-year period ended December 31, 2012, which report appears in the Current Report on Form 8-K dated June 19, 2013 refers to the change in reporting entity related to transactions with entities under common control.

The audit report dated March 5, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2012 contains an explanatory paragraph that states that the assets and operations related to the Beta Acquisition were excluded from the assessment of internal control over financial reporting.

The statements of revenues and direct operating expenses of the oil and gas properties acquired by BlueStone Natural Resources Holdings, LLC from BP America Production Company for the three years in the period ended December 31, 2010 included in our Current Report on Form 8-K filed with the SEC on March 5, 2013 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The statements of operating revenues and direct operating expenses of the Carthage Properties that were acquired by WHT Energy Partners LLC for the years ended December 31, 2010, 2009 and 2008, incorporated herein by reference from the partnership’s Current Report on Form 8-K filed on March 5, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) the purpose of the statements; and (2) the adoption of oil and gas reserve estimation and disclosure rules effective December 31, 2009). Such statements of operating revenues and direct operating expenses of the Carthage Properties have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Estimated quantities of our proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2012, December 31, 2011 and December 31, 2010 incorporated by reference in this prospectus are based in part on reserve reports prepared by Netherland, Sewell & Associates, Inc. and in part on a reserve report prepared by us and audited by Netherland, Sewell & Associates, Inc. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

Estimated quantities of proved oil and natural gas reserves attributable to the WHT properties and the net present value of such reserves as of December 31, 2012 incorporated by reference in this prospectus are based on a reserve report prepared by Netherland, Sewell & Associates, Inc. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

4,661,663 Common Units

Representing Limited Partner Interests

Prospectus Supplement

April 9, 2015

Goldman, Sachs & Co.	UBS Investment Bank